Exhibit 21.1

NATIONAL COMMERCIAL BANK JAMAICA LIMITED

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of Incorporation
NCB (CAYMAN) LIMITED	Cayman Islands
NCB CAPITAL MARKETS (CAYMAN) LIMITED	Cayman Islands
NCB REMITTANCE SERVICES (CAYMAN) LIMITED	Cayman Islands
NCB REMITTANCE SERVICES (JAMAICA) LIMITED	Jamaica
DATA-CAP PROCESSING LIMITED	Jamaica
MUTUAL SECURITY INSURANCE BROKERS LIMITED	Jamaica
N.C.B. (INVESTMENTS) LIMITED	Jamaica
NCB FINANCIAL HOLDINGS LIMITED	Jamaica
NCB INSURANCE COMPANY LIMITED	Jamaica
N.C.B. JAMAICA (NOMINEES) LIMITED	Jamaica
WEST INDIES TRUST COMPANY LIMITED	Jamaica
NCB REMITTANCE SERVICES (UK) LIMITED	United Kingdom
NCB CAPITAL MARKETS LIMITED	Jamaica
RESORTS BEACH DEVELOPMENT LIMITED	Jamaica
N.C.B. FOUNDATION	Jamaica